UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 20, 2021 (August 19, 2021)

Gladstone Investment Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	814-00704	83-0423116
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1521 Westbranch Drive, Suite 100, McLean, Virginia 22102

(Address of Principal Executive Offices) (Zip Code)

(703) 287-5800

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered

Common Stock, $0.001 par value per share	GAIN	The Nasdaq Stock Market LLC

6.375% Series E Cumulative Term Preferred Stock, $0.001 par value per share	GAINL	The Nasdaq Stock Market LLC

5.00% Notes due 2026, $25.00 par value per note	GAINN	The Nasdaq Stock Market LLC

4.875% Notes due 2028, $25.00 par value per note	GAINZ	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01 Other Events.

The Company confirmed that effective August 19, 2021, pursuant to the terms of the Certificate of Designation of the 6.375% Series E Cumulative Term Preferred Stock due 2025, it voluntarily redeemed all outstanding shares of its 6.375% Series E Cumulative Term Preferred Stock due 2025, $0.001 par value per share (the “Series E Term Preferred Stock”), at a redemption price of $25.079687500 per share, which represents the liquidation preference of $25.00 per share plus $0.079687500 in accrued and unpaid dividends up to, but excluding, the redemption date, or an aggregate redemption price of approximately $94.7 million.

The Company previously announced its intention to redeem the Series E Term Preferred Stock contingent upon the Company’s successful completion of the public offering of its 4.875% Notes due 2028 (the “2028 Notes”),which was completed on August 18, 2021. Net proceeds from the 2028 Notes offering, following the underwriters’ exercise of their overallotment option, totaled approximately $130.2 million, after payment of underwriting discounts, commissions and estimated offering expenses, and was sufficient to redeem all outstanding shares of Series E Term Preferred Stock on August 19, 2021.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gladstone Investment Corporation

Date: August 20, 2021	By:	/s/ Julia Ryan
Julia Ryan
Chief Financial Officer and Treasurer